Exhibit 10.7

SPAR GROUP, INC.

Phantom Stock Grant and Agreement

This Restricted Stock Unit Grant and Agreement has been entered into and is effective as of March 24, 2022 (as the same may be supplemented, modified, amended, restated or replaced from time to time in the manner provided herein, this "Agreement"), between the SPAR Group, Inc., a Delaware corporation ("SGRP" or the "Corporation"), currently having an address at 1910 Opdyke Court, Auburn Hills, MI 48326, and Kori G. Belzer, (the "Grantee"), whose name and current address are set forth on the signature page below. The Grantee and the Corporation may be referred to individually as a "Party" and collectively as the "Parties".

W I T N E S S E T H:

1.          SGRP and Phantom Stock Awards Generally. The Corporation has listed its shares of Common Stock (the "SGRP Shares") for trading through the Nasdaq Stock Market LLC ("Nasdaq") under the trading symbol "SGRP" and periodically files reports with the Securities and Exchange Commission ("SEC"). The Corporation from time to time may grant incentive awards (each a "Phantom Stock Award") bases on phantom units of individual SGRP Shares (each a "Phantom Stock Unit") providing for cash payments to key executives and employees in order to provide a monetary reward where the award's value will follow the market price of the SGRP Shares and incentivize recipients to drive long-term success of the Corporation as an element of SGRP's total compensation package. The Corporation is making the Phantom Stock Awards as a cash-based alternative in satisfaction and in lieu of the comparable Restricted Stock Units (RSUs") approved by the Board of Directors of the Corporation (the "Board"), which the Board expressly approved be potentially payable in stock or cash, but RSUs payable in stock cannot be delivered currently due to the lack of an underlying shareholder approved stock-based plan permitting payments in stock.

2.          Certain Mutual Definitions, Etc. Certain Mutual Definitions and Interpretations (and other provisions) applicable to this Agreement are set forth in Exhibit A hereto (as the same may thereafter be supplemented, modified, amended, restated or replaced from time to time, the "Mutual Interpretations"). Capitalized terms used and not otherwise defined herein shall have the meanings respectively assigned to them in the Mutual Interpretations. The Mutual Interpretations and all other exhibits and schedules attached to or incorporated by reference into this Agreement are part of and incorporated by reference into this Agreement as if fully set forth herein.

3.          Independent Grant; No Plan. The Corporation hereby irrevocably grants a Phantom Stock Award to the Grantee equal to 111,111 Phantom Stock Units (which correspond to the same number of SGRP Shares), effective as of March 24, 2022 (the "Grant Date"). For informational purposes only, if then vested those Phantom Stock Units would have had an aggregate Fair Market Value of $180,000 for the Grantee as of the Grant Date based on the Fair Market Value of $1.35 per SGRP Share as of the Grant Date. The number of the Grantee's Phantom Stock Units shall be automatically adjusted to reflect the specified events respecting the SGRP Shares as provided in this Agreement. This Agreement, the Phantom Stock Award and the Phantom Stock Units granted hereunder are an independent stand-alone grant and have not been granted under, subject to or governed by any past, present or future SGRP stock compensation plan.

4.          Vesting. None of the Phantom Stock Units were vested as of the Grant Date. Except for any earlier vesting provided in this Agreement, the Phantom Stock Units granted and issued hereunder to the Grantee shall vest over the three (3) year period following the Grant Date provided that the Grantee is an employee of one of SGRP and its subsidiaries (collectively, the "Company") on the applicable vesting date. The vesting for the first tranche will be upon the achievement by the Company of 90% or greater of the 2022 budgeted global EBIT. "EBIT" shall mean the earnings of the Company (or relevant segment or group) before interest, income, franchise and similar taxes, and amortization and depreciation for such computation period; in each case based on SGRP's audited financial statements and adjusted for and excluding each income or expense item that was extraordinary, non-operational, non-recurring or non-routine. Examples of such exclusions include (without limitation) gains or losses on foreign exchange, goodwill impairments, non-operating income or losses, non-cash compensation, and CIC and other expenses related to stockholder claims, disputes and resolutions, If the 90% of such 2022 threshold is not met, the first tranche will remain unvested for one additional year. If the Company (or relevant segment or group) achieves 120% or greater of the 2023 year budgeted compensation target (which may or may not be SGRP's North American or global EBIT) the first tranche will vest along with the second tranche scheduled for that year. If the 90% of such 2023 threshold is not met for the second year, the first tranche expires and the second tranche remains unvested for the third year. If the Company achieves 120% or greater of the 2024 year budgeted compensation target (which may or may not be SGRP's North American or global EBIT), the second tranche will vest along with the third tranche scheduled for that year. If the 90% of such 2024 threshold is not met for the third year, the second tranche expires and the third tranche remains unvested for the third year. If the Company achieves 120% or greater of the 2025 year budgeted compensation target (which may or may not be SGRP's North American or global EBIT), EBIT and its adjustments shall be reasonably determined by SGRP's management and reasonably confirmed by the Compensation Committee (acting alone), provided, however, that the Compensation Committee (acting alone) shall have the discretion to add such additional adjustments to EBIT so as to facilitate vesting.

5.           Payment on Vesting; Tax Withholdings. Immediately upon each vesting the Grantee is irrevocably entitled to receive and within days shall receive from the Corporation, without any payment by the Grantee to the Corporation, a cash payment equal to the product of: (i) the number of the then vested Grantee's Phantom Stock Units on applicable vesting date, as and to the extent adjusted pursuant to Section 9, below; times (ii) the sum of (1) Vesting Value of each SGRP Share on applicable vesting date; provided that the Corporation shall withhold from such payment and remit to the applicable authorities all required tax withholding amounts. "Vesting Value" shall mean the greater of the applicable Fair Market Value or Change of Control Value.

6.          No Employment Agreement and Other Agreements not Affected. Nothing in this Agreement shall confer any right on the Grantee to become or continue as an employee of any SGRP Company, or shall in any way limit or restrict in any way with any right of any SGRP Company to terminate the Grantee's employment at any time for any reason whatsoever. The Grantee and the Corporation may enter or may have entered into other separate agreements. This Agreement does not replace, amend or affect any other written stock option, offer of employment, severance, separation, termination or other agreement of between the Grantee and the Corporation (each a "Separate Agreement") and no other agreement shall replace, amend or affect this Agreement (unless specifically referencing this Agreement by name and date).

7.          No Stock Rights or other Equity Interest. This Agreement does not create or convey any equity or ownership interest in the Corporation or in or to any SGRP Shares or any right or entitlement to acquire or receive any such interest or shares, or any right or entitlement under or commonly associated with any such interest or shares, including (without limitation) any dividend, voting, approval, inspection or appraisal right.

8.           Early Vesting and Termination. Except to the extent more favorable treatment may otherwise be expressly accorded to the Grantee in this Agreement or in any Separate Agreement:

(a)          Change in Control. All of the Grantee's remaining unvested Phantom Stock Units shall immediately and automatically vest upon any Change in Control notwithstanding any vesting schedule in the Agreement.

(b)          Death. If the Grantee dies while the Grantee is an employee of any SGRP Company and before vesting pursuant to 4 above, all of the Grantee's remaining unvested Phantom Stock Units shall immediately and automatically vest notwithstanding any vesting schedule in the Agreement.

(c)       Disability. If the Grantee is no longer employed by any SGRP Company due to the Grantee's permanent Disability and prior to vesting pursuant to 3 above, all of the Grantee's remaining unvested Phantom Stock Units shall immediately and automatically vest notwithstanding any vesting schedule in the Agreement.

(d)          Leave of Absence. An individual on military leave, sick leave or other bona fide leave of absence shall continue to be considered an employee for purposes of this Agreement during such leave if the period of the leave does not exceed 180 days, or, if longer, so long as the individual's right to re-employment with or re-engagement by such SGRP Company, as the case may be is guaranteed either by statute or by contract or such SGRP Company has consented by policy or in writing to a longer absence. If the period of leave exceeds 180 days and the individual's right to re-employment is not guaranteed by statute, contract, policy or consent, the employment relationship shall be deemed to have terminated on the 181st day of such leave.

9.           Adjustments upon Changes in Common Stock and Certain Other Events. (a) Notwithstanding any other provision of this Agreement, in the event of any change in the outstanding Common Stock by reason of a stock dividend, recapitalization, spin-off, split-up, combination or exchange of shares or the like that results in a change in the number or kind of shares of Common Stock that were outstanding immediately prior to such event (each an "Adjustment Event"), in each case other than any Change in Control, the aggregate number and kind of shares subject to outstanding Phantom Stock Units shall be automatically and immediately adjusted to preserve the inherent economic value of the Phantom Stock Award and the intent and purposes of this Agreement, consistent (to the extent applicable) with the relevant provisions of the Internal Revenue Code of 1986, as amended ("Code"), ERISA, Securities Law, Exchange Rules, Accounting Standards and other Applicable Law. This mandatory adjustment and SGRP's determination of the mechanics of its implementation shall be conclusive and binding on all Parties and take effect on the Corporation's written notice to the Grantee. Such adjustment may provide for the elimination of fractional shares that might otherwise be subject to the Award without payment therefore and for the rounding up to the next whole cent in the case of exercise prices. Notwithstanding the foregoing, no adjustment shall be made pursuant to this Section if such adjustment: (i) would cause this Agreement to fail to comply with Section 409A of the Code or with Rule 16b-3 (if applicable to such Award); or (ii) would be considered as the adoption of a plan requiring stockholder approval.

10.         Grantee's Acknowledgments and Agreements. The Grantee acknowledges, represents and warrants to and agrees with the Corporation that:

(a)    No Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), covers or will cover this Agreement or the Phantom Stock Units; and neither the Corporation nor any of its Representatives has ever promised or agreed to in any way ever prepare or file such a Registration Statement;

(b)    The Phantom Stock Units have been acquired by the Grantee for his own account, for investment only and not with a view to the resale or distribution thereof.

(c)    Nothing herein shall be construed as requiring the Corporation to register this Agreement, or the Phantom Stock Units under the Securities Act.

(d)    The Grantee will comply with all applicable laws relating to the grant, issuance and exercise of the Phantom Stock Units acquired hereunder, including without limitation, federal and state securities and "blue sky" laws.

(e)    The Corporation shall be entitled to withhold from amounts to be paid to the Grantee hereunder any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold.

(f)    The Corporation shall be entitled to rely on an opinion of the independent tax, benefits or securities counsel selected and paid by the Corporation (which may be regular counsel of the Corporation) if any question as to the need or availability of any such a Securities Law exemption or the amount or requirement of any such withholding shall arise.

11.        Mutual Agreement to Arbitrate. (a) Binding Arbitration: The Grantee and the Corporation (on behalf of itself and each other SGRP Company) mutually consent and agree to the resolution by binding arbitration of any and all claims (whether under common law, statute, regulation or otherwise), that the Grantee may have against the Corporation, any other SGRP Company, or any of their respective Representatives, and all successors and assigns of any of them, or that the Corporation or other applicable SGRP Company might have against the Grantee, directly or indirectly arising under or involving this Agreement or the Phantom Stock Units, in each case except for any Arbitration Exclusion as expressly provided (and defined) below. Except only for those Arbitration Exclusions, binding arbitration shall replace going before any government agency or a court for a judge or jury trial, and neither the Grantee, nor the Corporation nor any other applicable SGRP Company is permitted to bring any claim or action before any such entity. The Grantee and the Corporation (on behalf of itself and each other applicable SGRP Company) each waive the right to have a court or jury trial on any arbitrable claim. For clarity, the Corporation and at least one other applicable SGRP Company may (and sometimes will) all be involved in the same services or issues, and Grantee therefore agrees that any disputes that Grantee has with the Corporation or other SGRP Company shall be subject to binding arbitration as set forth in this Agreement. "Arbitration Exclusion" shall mean any action, suit or other proceeding: (i) seeking any temporary or other injunction or restraining order or similar equitable relief in any jurisdiction; (ii) seeking any enforcement of any arbitration or court award or judgment in any jurisdiction; (iii) respecting any appeal of any lower court or arbitration decision; or (iv) any claim that as a matter of law is not arbitrable.

(b)         Arbitration Law, Rules, Venue and Discovery: The Federal Arbitration Act ("FAA") shall govern this section, or if for any reason the FAA does not apply, the arbitration law of the state in which the Grantee last rendered labor or services to the Corporation or other applicable SGRP Company. Arbitration will be conducted pursuant to the applicable rules of the Judicial Arbitration and Mediation Services, Inc. ("JAMS"); provided, however, that if JAMS does not have an office within 200 miles of the place where the Grantee last rendered labor or services to the Corporation or other applicable SGRP Company, then the arbitration will be conducted pursuant to the rules of the American Arbitration Association ("AAA"). The arbitration will take place at the JAMS (or AAA) office closest to the place where the Grantee last rendered labor or services to the Corporation or other applicable SGRP Company. Each party to the arbitration shall have the right to take depositions of four (4) fact witnesses and any expert witness designated by another party. Each party to the arbitration also shall have the right to make requests for production of documents to any party and to subpoena documents from third parties to the extent allowed by law. Requests for additional depositions or discovery may be made to the arbitrator. The arbitrator may grant such additional discovery if the arbitrator finds that the party has demonstrated that it needs that discovery to adequately arbitrate the claim, taking into account the parties' mutual desire to have a speedy, less formal, cost-effective dispute-resolution mechanism. The JAMS rules are available at www.jamsadr.com, and the AAA rules are available at www.adr.org.

(c)         No Class or Collective Action; Government Complaints: Notwithstanding any provision of the JAMS (or AAA) rules, arbitration shall occur on an individual basis only. The Grantee and the Corporation (on behalf of itself and each other SGRP Company) each waive the right to initiate, participate in, or recover through, any class or collective action available to it. Nothing in this Agreement prevents the Grantee, the Corporation or other applicable SGRP Company from filing or recovering pursuant to a complaint, charge, or other communication with any federal, state or local governmental or law enforcement agency.

(d)         Arbitration Fees and Costs: The Corporation will be responsible for paying any filing fee and the fees and costs of the arbitrator; provided, however, that if the Grantee is the arbitration party initiating the claim, the Grantee will contribute an amount equal to the filing fee to initiate a claim in the court of general jurisdiction in the state in which the Grantee last rendered Services to the Corporation or other applicable SGRP Company. Each party to the arbitration shall pay in the first instance its own arbitration and litigation costs and attorneys' fees, if any. However, if any party prevails on a statutory claim that affords the prevailing party attorneys' fees and/or arbitration or litigation costs, or if there is a written Agreement providing for attorneys' fees and/or litigation costs, the arbitrator shall rule upon a motion for attorneys' fees and/or litigation costs under the same standards a court would apply under the law applicable to the claim(s) at issue.

12.        Consent to Governing Law, Jurisdiction and Venue; Waiver of Personal Service, Etc. To the greatest extent permitted by applicable law, this Agreement shall be governed by and construed in accordance with the applicable federal law of the United States of America, the Uniform Commercial Code and General Corporation Law of the State of Delaware, and to the extent not governed by such federal law or Delaware law, by the applicable law of the State of Michigan, in each case other than those conflict of law rules that would defer to the substantive laws of another jurisdiction. Without in any way limiting the Parties agreement to binding arbitration, each Party hereby consents and agrees that the District Court of the State of Michigan for the County of Oakland and the United States District Court for the Eastern District of Michigan each shall have personal jurisdiction and proper venue with respect to any claim or dispute between the Grantee and the Corporation respecting this Agreement; provided that the foregoing consent shall not deprive any Party or beneficiary of the right in its discretion to demand binding arbitration as provided in this Agreement, or to voluntarily commence or participate in any other forum having jurisdiction and venue or deprive any Party of the right to appeal the decision of any such arbitrator court to a proper appellate court located elsewhere. In any claim or dispute respecting this Agreement, no Party will raise, and each Party hereby absolutely, unconditionally, irrevocably, expressly and forever waives, any objection or defense to any such jurisdiction as an inconvenient forum. Each Party hereby absolutely, unconditionally, irrevocably, expressly and forever waives personal service of any arbitration demand, summons, complaint or other process on the Party or any authorized agent for service of the Party in any claim or dispute respecting this Agreement. Each Party hereby acknowledges and agrees that any arbitration demand service of process may be made upon the Party by or on behalf of the other Party by: (i) certified, registered or express mail; (ii) FedEx or other courier; (iii) fax; (iv) hand delivery; or (v) any manner of service available under the applicable law, in each case at his or her address set forth above or as such other address as may be designated by the Party in a written notice received by SGRP. Each Party acknowledges and agrees that a final decision in any arbitration or any final judgment in any action, suit or proceeding shall be conclusive and binding upon the Parties and may be enforced against the applicable Party by an action, suit or proceeding in such other jurisdiction. To the extent that the Grantee may be entitled to immunity from suit in any jurisdiction, from the jurisdiction of any court or from any other legal process, each Party hereby absolutely, unconditionally, irrevocably, expressly and forever waives such immunity. In any action, suit or proceeding, in any jurisdiction brought by either the Corporation or the Grantee against the other party, each Party hereby absolutely, unconditionally, irrevocably, expressly and forever waives trial by jury.

13.       Mutual Survival of Obligations and Agreements, Etc. Except as otherwise expressly provided in this Agreement, each of the representations, agreements and obligations of the Parties contained in this Agreement (including Sections 7 through 18 and the Mutual Interpretations): (a) shall be absolute and unconditional; and (b) shall survive the execution and delivery of this Agreement; (c) shall remain and continue in full force and effect in accordance with its terms without regard to: (i) the end of the Grantee's employment with the Corporation or other applicable SGRP Company; or (ii) any dispute involving any aspect of his or her employment or this Agreement.

14.        Mutual Successors and Assigns; Assignment; Intended Beneficiaries. This Agreement and the Phantom Stock Units are not assignable, pledgable or otherwise transferable by the Grantee other than by will or the laws of descent and distribution, provided, however, this Section shall not apply to a gratuitous transfer to: (i) the Grantee's spouse, children or grandchildren (the "Family Members"); or (ii) a trust established by the Grantee for the benefit of the Grantee or the Grantee's Family Members; or (iii) a partnership in which such Immediate Family Members are the only partners; provided that in all cases the Board of Directors or its delegate consents to such transfer and the transferee agrees in writing on a form prescribed by the Corporation to be bound by all provisions of this Agreement. Without in any limiting the preceding restrictions, whenever in this Agreement reference is made to any person, such reference shall be deemed to include the successors, assigns, and legal Representatives of such person, and, without limiting the generality of the foregoing, all representations, warranties, covenants and other Agreements made by or on behalf of such Party in this Agreement shall inure to the benefit of the successors and assigns of the other Party. The representations, Agreements and other provisions of this Agreement (including injunctive relief and arbitration) are for the exclusive benefit of the Parties hereto and the other SGRP Companies, and, except as otherwise expressly provided herein, no other person shall have any right or claim against any Party by reason of any of those provisions or be entitled to enforce any of those provisions against any Party. The provisions of this Agreement are expressly intended to benefit each SGRP Company, which may enforce any such provisions directly, irrespective of whether the Corporation participates in such enforcement. However, no SGRP Company other than the Corporation shall have, or shall be deemed, interpreted or construed to have, any obligation or liability to the Grantee under this Agreement or otherwise.

15.         Interpretation, Headings, Severability, Reformation, Etc. The Parties agree that the provisions of this Agreement have been negotiated, shall be construed fairly as to all Parties, and shall not be construed in favor of or against any Party. The section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. In the event that any provision of this Agreement shall be determined to be superseded, invalid, illegal or otherwise unenforceable pursuant to applicable law by a court or other governmental authority having jurisdiction and venue because of the scope or duration of any such provision, the Parties agree that such court or other governmental authority shall have the power, and is hereby requested by the Parties, to reduce the scope or duration of such provision to the maximum permissible under applicable law so that said provision shall be enforceable in such reduced form. In the event that any provision of this Agreement shall be finally determined to be superseded, invalid, illegal or otherwise unenforceable (in whole or in part) pursuant to applicable law by an court or other governmental authority having jurisdiction and venue, that determination shall not impair or otherwise affect the validity, legality or enforceability: (a) by or before that court or other governmental authority of the remaining provision of this Agreement, which shall be enforced as if the unenforceable provision were deleted or limited to the extent provided by such determination, in each case unless the deletion or limitation of the unenforceable provision would impair the practical realization of the principal rights and benefits of the SGRP Companies hereunder (if and to the extent so limited); or (b) by or before any other court or other governmental authority of any of the provisions of this Agreement.

16.        Mutual Non-Waiver by Action, Cumulative Rights, Etc. Any waiver or consent from any Party or (as to its rights) any SGRP Company respecting any provision of this Agreement shall be effective only in the specific instance for which given and shall not be deemed, regardless of frequency given, to be a further or continuing waiver or consent. The failure or delay of any Party at any time to require performance of, or to exercise or enforce its rights or remedies with respect to, any provision of this Agreement shall not affect the right of any Party at a later time to exercise or enforce any such provision. No notice to or demand on any Party shall entitle such Party to any other or notice or demand in similar or other circumstances. All rights, remedies and other interests of each Party hereunder are cumulative and not alternatives, and they are in addition to (and shall not limit) any other right, remedy or other interest of any Party under this Agreement or applicable law.

17.         Mutual Waiver of Jury Trial, All Waivers Intentional, Etc. In any action, suit or proceeding in any jurisdiction brought against the Grantee by the Corporation or any other SGRP Company, or vice versa, each Party and the Corporation each waive trial by jury. This waiver of jury trial by each Party, and each other waiver, release, relinquishment or similar surrender of rights (however expressed) expressly made by a Party in this Agreement has been absolutely, unconditionally, irrevocably, knowingly and intentionally made by such Party.

18.       Mutual Counterparts; Amendments. This Agreement or any supplement, modification or amendment to this Agreement may have been executed in writing or approved electronically in counterpart copies of the document or of its signature page, each of which may have been delivered by mail, courier, telecopy or other electronic or physical means, but all of which, when taken together, shall constitute a single Agreement binding upon all of its signing or approving parties. This Agreement: (i) may not be supplemented, modified, amended, restated, waived, extended, discharged, released or terminated orally; (ii) may only be supplemented, modified or amended in a document executed in writing and/or approved electronically by all of the Parties hereto specifically referencing this Agreement by date, title, parties and provision(s) being amended; and (iii) may only be waived, released or terminated in a document executed in writing and/or approved electronically by each Party or other person against whom enforcement thereof may be sought.

19.       Withholding. The Corporation may withhold cash and/or shares of Common Stock to be issued to the Grantee in the amount which the Corporation determines is necessary to satisfy its obligation to withhold taxes or other amounts incurred by reason of the grant or vesting of Phantom Stock Units or the disposition of the underlying shares of Common Stock. Alternatively, the Corporation may require the Grantee to pay the Corporation such amount in cash promptly upon demand.

20.        Compliance with Section 409A of the Code. This Agreement is intended to comply with the "short- term deferral" rule set forth in Treasury Regulation Section 1.409A-1(b)(4). However, if this Agreement fails to satisfy the requirements of the short-term deferral rule and is otherwise not exempt from, and therefore deemed to be deferred compensation subject to, Section 409A of the Code, and if Grantee is a "Specified Employee" (within the meaning set forth Section 409A(a)(2)(B)(i) of the Code) as of the date of your separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), then the issuance of any shares that would otherwise be made upon the date of the separation from service or within the first six (6) months thereafter will not be made on the originally scheduled dates and will instead be issued in a lump sum on the date that is six (6) months and one day after the date of the separation from service, with the balance of the shares issued thereafter in accordance with the original vesting and issuance schedule, but if and only if such delay in the issuance of the shares is necessary to avoid the imposition of taxation on Grantee in respect of the shares under Section 409A of the Code. Each installment of shares that vests is a "separate payment" for purposes of Treasury Regulation Section 1.409A-2(b)(2).

21.         Entire Agreement. Each Party acknowledges and agrees that, in entering into this Agreement, it has not directly or indirectly received or acted or relied upon any representation, warranty, promise, assurance or other agreement, understanding or information (whether written, electronic, oral, express, implied or otherwise) from or on behalf of the other Party, or (in the case of the Grantee) from any other SGRP Company, or any of their respective Representatives, respecting any of the matters contained in this Agreement, except for those expressly set forth in this Agreement. Except for any Separate Agreement: this Agreement (including all exhibits and schedules) contains the entire Agreement and understanding of the Parties and supersede and completely replace all prior and other representations, warranties, promises, assurances and other Agreements, understandings and information, whether written, electronic, oral, express, implied or otherwise, from a Party or between them, or (in the case of the Grantee) from any other SGRP Company, with respect to the Phantom Stock Units and the related matters contained in this Agreement.

In Witness Whereof, and in consideration of the provisions set forth in this Agreement and other good and valuable consideration (the receipt and adequacy of which is hereby acknowledged by each of them), the Parties hereto have executed and delivered this Agreement intending to be legally bound by it and for it to be effective as of the earliest of date first written above and the dates written below:

EMPLOYER:	KORI G. BELZER:
SPAR Group, Inc.
By:
[ ▲ Officer's Signature ▲]	[ ▲ Grantee's Signature ▲ ]
Employer's Current Address:	Employee's Current Address:
1910 Opdyke Court, Auburn Hills, MI 48326
ATTN: Human Resources Department
Dated as of: 2/15/2023	Dated as of: 2/15/2023

EXHIBIT A – MUTUAL DEFINITIONS AND INTERPRETATIONS

The definitions, interpretations and other provisions of this Exhibit A shall apply to, and are hereby incorporated by reference into, this Agreement and each schedule and exhibit. Capitalized terms shall have the meanings assigned to them in this Exhibit, and terms not so defined shall have the meanings assigned to them elsewhere in this Agreement.

I.	Certain Defined Terms

"Affiliate" of a referenced person shall mean: (i) any direct or indirect subsidiary or parent of such person; (ii) any other person directly or indirectly controlling, controlled by or under common control with the referenced person, whether through ownership, by contract, arrangement or understanding or otherwise; (iii) any person (a "Significant Shareholder") that has more than ten (10) percent of the equity of, profits from or voting power respecting a referenced person, whether beneficially or otherwise; (iv) any director, officer, partner, manager or other executive of a referenced person (an "Officer"); (v) any member of the immediate family of any Significant Shareholder or Officer of the referenced person, including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son- in-law, daughter-in-law, brother-in-law, or sister-in-law, wherever residing (each a "Relative"); (vi) any other person in which a Significant Shareholder, Officer or Relative of the referenced person also is a Significant Shareholder or Officer of such other person; or (vii) any other person that is, or is deemed to be, an affiliate, family member or other related party of the referenced person under any Applicable Law. However, no Party shall (for the purposes of this Agreement) be treated as or deemed to be an Affiliate or Representative of the other Party. "Accounting Standards" shall mean the generally accepted accounting standards then in effect, as established, supplemented, modified, amended, restated or replaced from time to time by the Financial Accounting Standards Board and other generally recognized U.S. accounting authorities.

"Applicable Law" shall mean, to the extent applicable: (i) any Exchange Rules; (ii) ERISA, the Code or other federal tax or similar law; (iii) the Securities Law and other federal law of the United States of America; (iv) the DEGCL and the DEUCC; (v) to the extent that such federal law is not dispositive and does not preempt local law, and the DEGCL and DEUCC are not applicable, the Applicable Law of the State of Michigan; and (vi) to the extent the foregoing are inapplicable, any other applicable federal, state, territorial, provincial, county, municipal or other governmental or quasi-governmental law, statute, ordinance, requirement or use or disposal classification or restriction; whether domestic or foreign; in each case: (A) including (without limitation) any and all rules and regulations promulgated under any of the foregoing and then in effect; and (B) as the same may be adopted, supplemented, modified, amended or restated from time to time or any corresponding or succeeding law or provision.

"Business Day" shall mean any day other than: (i) any Saturday or Sunday; or (ii) any day the Securities and Exchange Commission is closed.

"Change in Control" shall mean any of the following:

(a)     any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 25% or more of the combined voting power of the Corporation's then outstanding securities;

(b)    the consummation of a merger or consolidation of the Corporation (including a merger or consolidation of the Corporation or any direct or indirect subsidiary of the Corporation) with any other corporation, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50%of the combined voting power of the voting securities of the Corporation (or such surviving entity or parent entity, as the case may be) outstanding immediately after such merger or consolidation;

(c)    the stockholders of the Corporation approve a plan of complete [dissolution or] liquidation of the Corporation;

(d)    the sale or disposition by the Corporation of all or substantially all of the assets of the Corporation (including its interest in or substantially all of the assets of any material subsidiary of the Corporation, with its U.S., Brazilian and South African subsidiaries each being deemed a material subsidiary of the Corporation), or

(e)    the Corporation is no longer an independent company (i.e., it becomes a subsidiary or division of another entity); or

(f)    ""'individuals who, as of the date this Agreement (the "Agreement Date"), constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual subsequent to the Agreement Date becoming a Super Independent Director (as defined in SGRP's By-Laws on the Agreement Date) whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual's initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board.

"Change of Control Value" shall be equal to whichever of the following items is applicable to the Change of Control:

(a)    the highest price per SGRP Share offered to or received by shareholders of the Corporation in any acquisition, merger, consolidation or other reorganization, or

(b)    the highest price per SGRP Share offered to or received by the applicable shareholders of the Corporation in any tender offer or exchange offer or in any sale described in by clause (g) or (h) of the definition of a Change in Control, whereby a Change of Control takes place, or

(c)    in the event that the consideration offered to shareholders of the Corporation in any transaction described in the definition of a Change in Control consists of anything other than cash, the Corporation shall determine in good faith the fair cash equivalent of the portion of the consideration offered that is other than cash, subject to the approval of the Super Independent Directors (as defined in the Corporation's Bylaws), or

(d)    in all other events, the closing price of a SGRP Share on the date of the Change of Control or if there were no trades on that date, then on the preceding date on which a trade occurred.

"Charter" shall mean, as and to the extent applicable, the By-Laws of the Corporation, as amended, the charter of the SGRP Compensation Committee or other applicable SGRP Committee, as amended, and all resolutions of the Board, SGRP Compensation Committee or such other committee having continuing effect.

"Code" shall mean the Internal Revenue Code of 1986, as amended, and any and all rules and regulations promulgated thereunder and then in effect.

"DEGCL" shall mean the General Corporation Law of the State of Delaware, as amended.

"DEUCC" shall mean Article 8 of the Uniform Commercial Code of the State of Delaware, as amended. "Disability" shall mean a permanent and total disability within the meaning of Section 22(e)(3) of the Code. "Exchange Rules" shall mean the charter or other organizational or governance document or listing or other requirements of the applicable national securities exchange or market on which SGRP's stock is listed or quoted (currently Nasdaq), or any other applicable self-regulatory or governing body or organization, and the rules and regulations promulgated thereunder, as the same may be adopted, supplemented, modified, amended or restated from time to time or any corresponding or succeeding rule, regulation or provision.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any and all rules and regulations promulgated thereunder and then in effect.

"Fair Market Value" shall mean the fair market value of a share of Common Stock on any day that shall be: (i) if the principal market for the Common Stock is a national securities exchange, the closing sales price per share of the Common Stock on such day as reported by such exchange or on a consolidated tape reflecting transactions on such exchange; or (ii) if the principal market for the Common Stock is not a national securities exchange, the average of the closing bid and asked prices per share for the Common Stock on such day as reported on the OTC Bulletin Board Service or by National Quotation Bureau, Incorporated or a comparable service; provided, however, that if clauses (i) and (ii) of this subsection are all inapplicable because the Corporation's Common Stock is not publicly traded, or if no trades have been made or no quotes are available for such day, the fair market value of a share of Common Stock shall be determined by the Administrators by any method consistent with the provisions of the Code, ERISA, Securities Law, Exchange Rules and Accounting Standards applicable to the relevant Awards.

"Legal Representative" shall mean the executor, administrator or other person who at the time is entitled by law to exercise the rights of a deceased or incapacitated Awardee with respect to an Award.

"Representative" shall mean any shareholder, partner, member, director, executive, manager, officer, employee, contractor or subcontractor (in each case excluding a Party in the case of the other Party and excluding both Parties in the case of a Third Party), attorney, agent or other representative of the referenced person or any of its subsidiaries or other Affiliates. The Corporation's Representatives include (without limitation) the field administrators and the independent field merchandisers, technicians and other specialists engaged by the Corporation or its Affiliates and utilized in the Services.

"Retires" and "Retirement" shall mean the voluntary termination by an Awardee of such person's status as a director (whether or not an employee), officer (whether or not an employee), employee or consultant to any SGRP Company or SGRP Consultant, in each case so long as: (i) such person shall be at least 65 years of age or such younger age as: (A) may be specifically provided for retirement in the applicable Agreement or Awardee's written employment, consulting, retirement or termination contract; or (B) the Administrators in their discretion may permit in any particular case or class of cases; and (ii) such person shall not be employed full time by anyone else except as: (A) may be otherwise specifically permitted following retirement in the applicable Agreement or Awardee's written employment or consulting or termination contract; or (B) the Administrators in their discretion may permit in any particular case or class of cases.

"Securities Act" shall mean the Securities Act of 1933, as amended, and any and all rules and regulations promulgated thereunder and then in effect.

"Securities Exchange Act" shall mean the Securities Act of 1934, as amended, and any and all rules and regulations promulgated thereunder and then in effect.

"Securities Law" shall mean the Securities Act, the Securities Exchange Act, the Sarbanes-Oxley Act of 2002, as amended, any "blue sky" or other applicable federal or state securities law, or any other comparable law of any applicable jurisdiction, as amended and any and all rules and regulations promulgated thereunder and then in effect.

"SGRP Board" shall mean the Board of Directors of SGRP.

"SGRP By-Laws" shall mean the By-Laws of SGRP, including (without limitation) the charters of the SGRP Audit Committee, SGRP Compensation Committee and the SGRP Governance Committee, as the same may have been and hereafter may be adopted, supplemented, modified, amended or restated from time to time in the manner provided therein.

"SGRP Committee" shall mean the SGRP Board's Audit Committee, the SGRP Board's Compensation Committee, the SGRP Board's Governance Committee or any other committee of the SGRP Board established from time to time, as applicable.

"SGRP Compensation Committee" shall mean the SGRP Board's Compensation Committee.

"SGRP Company" shall mean SPAR Group, Inc., a Delaware corporation ("SGRP"), or any direct or indirect subsidiary of SGRP. The subsidiaries of SGRP at the referenced date are listed in Exhibit 21.1 to SGRP's most recent Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission (a copy of which can be viewed at the Corporation's website (www.sparinc.com) under the tab/sub-tab of Investor Relations/SEC Filings).

II.          Singular and Plural Forms, Headings, No Third Party Beneficiaries, and other Interpretations.

In this Agreement, the Parties expressly agree that: (a) the meaning of each capitalized term or other word or phrase defined in singular form also shall apply to the plural form of such term, word or phrase, and vice versa; each singular pronoun shall be deemed to include the plural variation thereof, and vice versa; and each gender specific pronoun shall be deemed to include the neuter, masculine and feminine, in each case as the context may permit or required; (b) any bold text, italics, underlining or other emphasis, any table of contents, or any caption, section or other heading is for reference purposes only and shall not affect the meaning or interpretation of this Agreement; (c) the word "event" shall include (without limitation) any event, occurrence, circumstance, condition or state of facts; (d) this Agreement includes each schedule and exhibit hereto and each SOW, all of which are hereby incorporated by reference into this Agreement, and the words "hereof", "herein" and "hereunder" and words of similar import shall refer to this Agreement (including all schedules and exhibits hereto) and the applicable statement(s) of work as a whole and not to any particular provision of any such document; (e) the words "include", "includes" and "including" (whether or not qualified by the phrase "without limitation" or the like) shall not in any way limit the generality of the provision preceding such word, preclude any other applicable item encompassed by the provision preceding such word, or be deemed or construed to do so; (f) unless the context clearly requires otherwise, the word "or" shall have both the inclusive and alternative meaning represented by the phrase "and/or"; (g) each reference to any financial or reporting control or governing document or policy of the Corporation shall include those of its ultimate parent, SGRP, or any Nasdaq or SEC rule or other Applicable Law, whether generically or specifically, shall mean the same as then in effect; (h) each provision of this Agreement shall be interpreted fairly as to each Party irrespective of the primary drafter of such provision; (i) the provisions of this Agreement are for the exclusive benefit of the Parties hereto, and except as otherwise expressly provided herein with respect to a Party's Affiliates and their Representatives (e.g., confidentiality, indemnification or the like), no other person (including any creditor), shall have any right or claim against any Party by reason of any of those provisions or be entitled to enforce any of those provisions against any Party; (j) and (k) all references in this Agreement to dollars ($) shall mean U.S. Dollars unless otherwise specified.